UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2023 (January 17, 2023)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	NWL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities

On January 17, 2023, Newell Brands Inc. (the “Company”) committed to a restructuring and savings initiative, referred to as Project Phoenix, that is intended to strengthen the Company by leveraging its scale to further reduce complexity, streamlining its operating model and driving operational efficiencies (the “Plan”). The Plan is expected to be substantially implemented by the end of 2023 and incorporates a variety of initiatives designed to simplify the organizational structure, streamline the Company’s real estate portfolio, centralize the Company’s supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs. As part of the Plan, the Company will be consolidating five operating segments into three operating segments. The previously reported Commercial Solutions, Home Appliances and Home Solutions segments will be consolidated into one operating segment, Home & Commercial Solutions. Learning & Development and Outdoor & Recreation will remain as the Company’s other two operating segments. The Company will report on this basis for reporting periods commencing January 1, 2023.

The Plan is expected to result in the elimination of approximately 13% of the Company’s current office positions. The Company expects to realize annual pre-tax cost savings of $220 to $250 million, including headcount savings, real estate savings and other bought cost reductions, in connection with the Plan when it is fully implemented. The Company will begin reducing headcount in the first quarter 2023, with most of these actions expected to be completed by the end of 2023. Decisions regarding the elimination of positions as well as the timing of separations are subject to local law and consultation requirements in certain countries, as well as the Company’s business needs.

The Company estimates that it will incur approximately $100 million to $130 million in restructuring and restructuring-related charges in connection with the Plan, substantially all of which are expected to be incurred by the end of fiscal 2023. These charges consist primarily of $80 million to $105 million in charges related to cash severance payments and other termination benefits; $15 million to $20 million in charges associated with office space reductions; and approximately $5 million of other charges, including those associated with employee transition and legal costs. Of the aggregate amount of charges that the Company estimates it will incur in connection with the Plan, the Company expects that approximately $95 million to $120 million will be in cash expenditures.

The estimates of the charges and expenditures that the Company expects to incur in connection with the Plan, and the timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual amounts may differ materially from estimates.

In addition, the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of the Plan.

The Company issued a press release on January 23, 2023 regarding the Plan, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the expected savings and other benefits of the Plan, the timing of completion of the Plan, and the expected costs, cash expenditures and charges of the Plan within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q and 8-K and in other filings the Company makes with the U.S. Securities and Exchange Commission from time to time, available at www.sec.gov. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained herein speak only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Item 9.01    Exhibits.

(d) Exhibits

99.1	Press Release, dated January 23, 2023

104	Cover Page Interactive Data File— (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: January 23, 2023	By:	/s/ Christopher H. Peterson
Christopher H. Peterson
President